Exhibit 23.1

Opinion of Dixon Hughes PLLC (f.k.a. Crisp Hughes Evans, LLP)

Exhibit 23.1

Independent Auditors’ Report

To the Board of Directors and Stockholders of
First National Bancshares, Inc.
Spartanburg, South Carolina

We have audited the accompanying consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2001 of First National Bancshares, Inc. and subsidiary. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of First National Bancshares, Inc. and subsidiary for the year ended December 31, 2001, in conformity with U.S. generally accepted accounting principles.

/s/ Dixon Hughes PLLC
Spartanburg, South Carolina
January 23, 2002, except for the effects of the 3-for-2
    stock split discussed in Note 1, as to which the date
    is March 2, 2004